OCI Partners LP’s Board of Directors to Review Unsolicited Tender Offer from OCI N.V.

Nederland, Texas, June 4, 2018 – OCI Partners LP (NYSE: OCIP) (“OCIP”), today confirmed that our affiliate and owner of our general partner, OCI N.V. (Euronext: OCI) (“OCI”), has commenced an unsolicited tender offer to acquire all of the outstanding publicly held common units representing limited partner interests in OCIP for $11.00 per unit in cash. The offer represents a 10.0% premium over OCIP’s closing price on June 1, 2018 and a 16.4% premium over OCIP’s 90 trading day volume-weighted average unit price. OCI currently owns 88.25% of the issued and outstanding common units of OCI Partners.

The board of directors of our general partner will make a recommendation or state that it is neutral or is unable to take a position with respect to the tender offer within ten business days of its commencement by making available to unitholders and filing with the Securities and Exchange Commission (“SEC”) a solicitation/recommendation statement on Schedule 14D-9.

Important Information

This press release is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell securities. OCIP may file a solicitation/recommendation statement on Schedule 14D-9 with the SEC. Any solicitation/recommendation statement filed by OCIP that is required to be mailed to unitholders will be mailed to OCIP's unitholders. INVESTORS AND UNITHOLDERS OF OCIP ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Unitholders may also obtain copies of the offer to purchase and related materials, when and as filed with the SEC, without charge from OCI N.V. or by written or oral request directed to Georgeson LLC, at (800) 509-0917.

About OCI Partners LP

OCI Partners LP owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. OCIP is headquartered in Nederland, Texas and currently has a methanol production design capacity of 912,500 metric tons per year and an ammonia production design capacity of 331,000 metric tons per year.

Contacts:
Hans Zayed
Director of Investor Relations
Phone: +1 917-817-5159
hans.zayed@oci.nl

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